                                                               EXHIBIT 12.1

   RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                   CHARGES AND PREFERRED STOCK DIVIDENDS

                             YEAR ENDED        YEAR ENDED        YEAR ENDED
                          DECEMBER 31, 1996 DECEMBER 31, 1995 DECEMBER 31, 1994
                          ----------------- ----------------- -----------------
Income (loss) from
 continuing operations...        $(1,912)        $52,940           $32,190
Fixed charges deducted
 from income (loss) from
 continuing operations:
  Interest expense.......         15,021          14,510             8,433
  Portion of rents
   representative of                 978           1,372             1,415
   interest factor.......    -----------         -------           -------
    Total fixed charges
     deducted from income         15,999          15,882             9,848
     (loss)..............    -----------         -------           -------
Earnings available for
 fixed charges and           (a) $14,087         $68,822           $42,038
 preferred dividends.....    ===========         =======           =======
Fixed charges deducted
 from income (loss) from
 continuing operations
 per above...............    (b) $15,999         $15,882           $ 9,848
Preferred dividends(1)...          8,569           8,053             1,260
                             -----------         -------           -------
  Fixed charges and          (c) $24,568         $23,935           $11,108
   preferred dividends...    ===========         =======           =======
Ratio of earnings to                0.88            4.33              4.27
 fixed charges (a/b).....    -----------         -------           -------
Ratio of earnings to
 fixed charges and
 preferred dividends                0.57            2.88              3.78
 (a/c)...................    -----------         -------           -------

--------

(1) Adjusted to an amount equal to the pre-tax earnings necessary to provide the required dividends.